AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 2007

REGISTRATION NO.  333-145694

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PROELITE, INC.
(Exact name of small business issuer in its charter)

NEW JERSEY (State or other jurisdiction of incorporation or organization)	7929 (Primary Standard Industrial Classification Code Number)	22-3161866 (I.R.S. employer identification number)

12121 Wilshire Boulevard, Suite 1001
Los Angeles, California 90025
(310) 806-9420
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

DOUGLAS DELUCA
Chief Executive Officer
12121 Wilshire Boulevard, Suite 1001
Los Angeles, California 90025
(310) 526-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

DAVID L. FICKSMAN, ESQ.
LISA H. KWON, ESQ.
TROY & GOULD, P.C.
1801 CENTURY PARK EAST. SUITE 1600
LOS ANGELES, CA. 90067
(310) 526-8700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM
TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value	15,570,236 (2)	$7.00	$108,991,652	$3,346 (3)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

(2) Represents shares of the Registrant’s common stock being registered for resale that have been issued to certain of the selling shareholders named in this registration statement. Of these shares, 3,779,761 are currently outstanding shares to be offered for resale by the selling shareholders and 11,790,475 shares offered for resale by the selling shareholders are issuable upon exercise of the warrants held by them. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(3) Previously paid.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note

On August 24, 2007, ProElite Inc. filed its registration statement on Form SB-2 with the Securities and Exchange Commission. We inadvertently failed to include in the registration statement the signature of our controller and principal accounting officer, which has been included in this pre-effective amendment no. 1 to the Form SB-2.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Section 14A:3-5 of the New Jersey Business Corporations Act, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification. The provisions in our Amended and Restated Certificate of Incorporation, Bylaws and the New Jersey statute do not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under New Jersey law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under New Jersey law Section 14A:6-12. The provisions also do not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our present or future directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by New Jersey law, and that may provide additional procedural protection. The indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

Pending litigation which may give rise to indemnification is discussed in greater detail under Legal Proceedings.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$3,346
Accounting fees and expenses	5,996
Printing and engraving expenses	2,000
Legal fees and expenses	10,000
Miscellaneous	3,000
Total	$24,342

All amounts in the above table are estimated. None of the expenses will be paid by selling shareholders.

Item 26. Recent Sales of Unregistered Securities.

On October 3, 2006, we issued 25,000,000 shares of common stock in connection with the acquisition of Real Sport, Inc. Included in the 25,000,000 shares were 4,000,000 shares of common stock issued to Lifelogger, LLC for certain assets acquired by Real Sport from Lifelogger. We also issued 2,462,927 shares of common stock to Hunter World Markets, Inc. for services related to the acquisition of Real Sport, Inc. On October 3, 2006, we sold an aggregate of 3,333,333 units at a price of $3.00 per unit, each unit consisting of three shares of common stock and a three-year warrant to purchase one share of common stock at $2.00 per share to 6 accredited investors in a private placement. We paid to Hunter World Markets, Inc., as placement agent, a commission of 10%, and issued five year warrants to purchase 3,000,000 shares of common stock at $2.00 per share, in connection with the private placement. On January 5, 2007, we issued 1,666,667 units at a price of $3.00 per unit, each unit consisting of three shares of common stock and a three-year warrant to purchase one share of common stock at $2.00 per share to Showtime Networks, Inc. in a private sale of our securities. The issuees represented that they were acquiring the securities for their own account and a legend was placed on the stock certificates.

On October 3, 2006, we issued warrants for 250,000 shares of our common stock for $0.60 per share to certain of our shareholders, David Marshall, Inc., Eric Pulier, Douglas DeLuca and Kurt Brendlinger, under a bridge loan agreement pursuant to which we borrowed and repaid $250,000.  The warrants expire on October 3, 2009.  David Marshall, Inc., an affiliate of our Chairman and director, David Marshall, received a warrant for 125,000 shares of our common stock; Eric Pulier, a major shareholder through his ownership interest in Santa Monica Capital Partners II, LLC, received a warrant for 25,000 shares of our common stock; Douglas DeLuca, our Chief Executive Officer, received a warrant for 25,000 shares of our common stock; and Kurt Brendlinger, our Secretary and a Director, received a warrant for 75,000 shares of our common stock.

On October 3, 2006, we issued warrants for 350,000 shares of our common stock for $0.60 per share to Hunter World Markets, Inc., our placement agent, under the placement agent agreement, pursuant to which we borrowed and repaid $350,000.  The warrants expire on October 3, 2009.

On November 28, 2006, we issued a five-year warrant to purchase 750,000 shares of common stock at an exercise price of $2.00 per share to Rumble World Entertainment, Inc., pursuant to a licensing agreement.

On January 5, 2007, we issued a seven-year warrant to purchase 2,500,000 shares of common stock to Showtime Networks, Inc. at a per share exercise price of $2.00, in consideration of the funding and the exclusive distribution agreement.

On April 3, 2007, we issued 320,000 shares of common stock to MMA Live Entertainment, Inc., an affiliate of Frank Juarez “Shamrock”, for personal services provided by Shamrock to the Company.

On June 15, 2007, we issued to Mark Burnett, an accredited investor, warrants to purchase up to 17,000,000 shares of our common stock at a per share exercise price of $3.00 pursuant to a series agreement, in consideration of the production services that Mr. Burnett and his company, JMBP, Inc. will provide to us. The warrants are divided into nine tranches with varying vesting dates. The expiration date for a particular tranche of warrants is the latest to occur of (i) June 15, 2013; (ii) the date which is one year after the vesting date of any such tranche, and (iii) one year after the expiration of the term of the license agreement entered into with a broadcaster. 1,000,000 of the shares of our common stock included in the warrant will not be subject to forfeiture under any circumstances, irrespective of whether or not a license agreement with a broadcaster is entered into.

On July 12, 2007, we issued to 4 accredited investors 3,214,285 units for an aggregate purchase price of approximately $22,500,000, in a private placement. Each unit consisted of one share of our common stock and one-half of a five-year warrant to purchase one share of our common stock for $7.00 per share. As part of this sale, we also issued additional warrants to purchase an additional 178,571 shares of our common stock on or about August 23, 2007, in consideration of certain shareholders' agreement to not sell any shares owned directly or indirectly by any of them for a period of 18 months from the date of this prospectus. We also issued a warrant to purchase 3,571,428 shares of our common stock to Hunter World Markets, Inc., in consideration for its services as the exclusive placement agent in the July 12, 2007 private placement. The issuees represented that they were acquiring the securities for their own account.

  All of the above-mentioned securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The issuees also represented that they were acquiring the securities for their own account and a legend was placed on the stock certificates.

Item 27. Exhibits.

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement dated as of October 3, 2006 among the Company, Santa Monica Capital Partners II, LLC, Douglas DeLuca, Gary Shaw, Lifelogger, LLC, Pro Camp Enterprises LLC, Jarred Shaw, Hunter World Markets, Inc., and David Ficksman. (1)

3.1
Certificate of Incorporation, as filed with the New Jersey Secretary of State on March 9, 1992, Certificates of Amendment to the Certificate of Incorporation filed with the New Jersey Secretary of State on January 26, 2001, September 25, 2006, September 27, 2006, September 29, 2006, October 27, 2006, December 5, 2006, and Certificate of Correction filed with the New Jersey Secretary of State on September 28, 2006. (1)

3.2	Amended and Restated Certificate of Incorporation, as filed with the New Jersey Secretary of State on May 14, 2007. (2)

3.3	Bylaws. (1)

4.1
Registration Rights Agreement dated as of October 3, 2006 by and among the Company, Absolute Return Envelope Fund, European Catalyst Fund, Absolute East West Fund, Absolute Octane Fund and Absolute Large Cap Fund. (1)

4.2
First Amendment to Registration Rights Agreement dated as of October 3, 2006 by and among the Company, Absolute Return Envelope Fund, European Catalyst Fund, Absolute East West Fund, Absolute Octane Fund and Absolute Large Cap Fund. (1)

4.3	Waiver and Amendment to Registration Rights Agreement, dated as of June 27, 2007. (4)

4.4	Form of Investor Warrant to purchase Common Stock on a pre-reverse split basis, issued October 3, 2006. (1)

4.5	Form of Placement Agent Warrant to purchase Common Stock on a pre-reverse split basis, issued October 3, 2006. (1)

4.6	Form of Bridge Warrant to purchase Common Stock on a pre-reverse split basis, issued October 3, 2006. (1)

4.7	Investor Warrant to Showtime Networks Inc. to purchase Common Stock, issued January 5, 2007. (1)

4.8	Vested Warrant to Showtime Networks Inc. to purchase Common Stock, issued January 5, 2007. (1)

4.9	Investor Rights Agreement dated as of January 5, 2007, by and among the Company, Showtime Networks Inc., Santa Monica Capital Partners II, LLC, Gary Shaw and Douglas DeLuca. (1)

4.10	Amendment to Warrant and Related Agreements by and between JMBP, Inc., Mark Burnett and ProElite, Inc. dated June 28, 2007. (5)

4.11	SNI Warrant to Showtime Networks Inc. to purchase Common Stock, issued January 5, 2007. (1)

4.12	Amended 2006 Stock Option Plan (2)

4.13	Form of Warrant issued to Mark Burnett on June 15, 2007. (3)

4.14	Form of Investor Warrant dated as of June 29, 2007. (5)

4.15	Form of Registration Rights Agreement dated as of June 29, 2007 between ProElite, Inc. and the Purchasers named therein and Hunter World Markets, Inc. (5)

4.16	Placement Agent Warrant issued to Hunter World Markets, Inc. dated as of June 29, 2007. (5)

4.17	Form of Lock-Up Agreement. (6)

5.1	Opinion of Troy & Gould. (6)

10.1
Securities Purchase Agreement dated as of October 3, 2006 by and among the Company, Absolute Return Envelope Fund, European Catalyst Fund, Absolute East West Fund, Absolute Octane Fund and Absolute Large Cap Fund. (1)

10.2	Placement Agent Letter Agreement dated August 15, 2006. (1)

10.3	Term Credit Agreement dated August 22, 2006. (1)

10.4	2006 Stock Option Plan of the Registrant. (1)

10.5	Form of Incentive Stock Option Certificate and Stock Option Agreement (Incentive Stock Option) of the Registrant. (1)

10.6	Form of Non-Qualified Option Certificate and Stock Option Agreement (Non-Qualified Option) of the Registrant. (1)

10.7	Consulting Agreement dated as of October 3, 2006, by and between the Company and Santa Monica Capital Partners. (1)

10.8	Consulting Agreement dated as of October 3, 2006, by and between the Company and Legacy of Life Entertainment, Inc. for the services of Douglas DeLuca. (1)

10.9	Consulting Agreement dated as of October 3, 2006, by and between the Company and Gary Shaw Productions MMA, LLC for the services of Gary Shaw. (1)

10.10	Employment Agreement dated as of October 3, 2006, by and between the Company and William Kelly. (1)

10.11	Distribution Agreement dated as of November 8, 2006 between the Company and Showtime Networks Inc. (1)

10.12	Agreement dated as of November 13, 2006 among the Company, Rumble World Entertainment, Inc. and Rumble World Entertainment, LLC. (1)

10.13	Asset Purchase Agreement dated as of November 30, 2006, by and among Real Sport, Inc., the Company and Lifelogger LLC. (1)

10.14	Unarmed Combatant Agreement dated as of December 1, 2006 by and between the Company and Frank Shamrock, Inc. (1)

10.15
Personal Services Agreement dated as of December 1, 2006, by and between the Company and affiliates of Frank Juarez “Shamrock”. (1)
Portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for a confidential treatment.

10.16	Employment Agreement dated as of December 12, 2006, by and between the Company and Edward Hanson. (1)

10.17	Securities Purchase Agreement dated as of January 5, 2006, by and between the Company and Showtime Networks Inc. (1)

10.18	Employment Agreement dated as of January 8, 2007, by and between the Company and Kelly Perdew. (1)

10.19	Letter Agreement dated as of April 19, 2007, amending Exhibit A to Distribution Agreement dated as of November 8, 2006 between the Company and Showtime Networks Inc. (1)

10.20	Investor Rights Agreement among the Company, Santa Monica Capital Partners II, LLC and Mark Burnett. (3)

10.21	Form of Securities Purchase Agreement dated as of June 29, 2007, by and among ProElite, Inc. and the Purchasers named therein. (5)

10.22	Placement Agent Agreement dated as of June 25, 2007, between ProElite, Inc. and Hunter World Markets, Inc. (4)

10.23	Form of Agreement between Company and Selling Shareholder. (6)

23.1	Consent of Troy & Gould; contained in Opinion filed as Exhibit 5.1 (6)

23.2	Consent of Gumbiner Savett Inc. (6)

24.1	Power of Attorney contained on signature page hereto.

(1)	Previously filed in connection with the Company’s registration statement on Form SB-2, originally filed on January 7, 2007 and declared effective on May 14, 2007.
(2)	Previously filed on May 18, 2007 with the current report on Form 8-K.
(3)	Previously filed on June 18, 2007 with the current report on Form 8-K.
(4)	Previously filed on July 16, 2007 with the current report on Form 8-K.
(5)	Previously filed on July 18, 2007 with the current report on Form 8-K.
(6)	Previously filed on August 24, 2007 with the registration statement on Form SB-2.

Item 28. Undertakings.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To including any prospectus by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.	in any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	in any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
in the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	in any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred and paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

i.
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

ii.
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned small business issuer undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing this Pre-Effective Amendment No. 1 to Form SB-2 and have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California on August 30, 2007.

By:	PROELITE, INC. /s/ DOUGLAS DELUCA
Name: Douglas DeLuca Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas DeLuca	Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2007
Douglas DeLuca

/s/ Edward Hanson	Chief Financial Officer (Principal Financial Officer)	August 30, 2007
Edward Hanson

/s/ Dale Bolen	Controller (Principal Accounting Officer)	August 30, 2007
Dale Bolen

*	Secretary and Director	August 30, 2007
Kurt Brendlinger
*	Chairman and Director	August 30, 2007
David Marshall
*	Director and President of EliteXC Live.	August 30, 2007
Gary Shaw
*	Director	August 30, 2007
Bryon Rubin

*	Director	August 30, 2007
Gary Margolis